Exhibit 99.1

CORESITE REPORTS FOURTH QUARTER FFO OF $0.42 PER SHARE,

UP 23.5% YEAR-OVER-YEAR

DENVER, CO — February 22, 2013 — CoreSite Realty Corporation (NYSE: COR), provider of powerful, network-dense data center campuses and the CoreSite Mesh, which enable interconnected communities of service providers and enterprises, today announced financial results for the fourth quarter ended December 31, 2012.

Quarterly and Subsequent Highlights

•                  Reported fourth-quarter funds from operations (“FFO”) of $0.42 per diluted share and unit, representing a 5.0% increase over the prior quarter and a 23.5% increase over the prior-year quarter

•                  Reported fourth-quarter revenue of $55.3 million, representing a 2.8% increase over the prior quarter and a 20.0% increase over the prior-year quarter

•                  Executed new and expansion data center leases representing $11.6 million of annualized GAAP rent

•                  Achieved 11.7% rent growth on signed renewals on a cash basis and 15.6% on a GAAP basis

•                  Received net proceeds of $110.6 million from the company’s first preferred stock offering

•                  In January 2013, amended its credit facility by converting it to unsecured, expanding availability to $355.0 million from $225.0 million, extending its maturity and lowering the interest rate spread

•                  In February 2013, acquired a 283,000 square-foot building on 10 acres of land in Secaucus, New Jersey, for development of a new data center campus (NY2)

•                  Increased quarterly dividend by 50% to $0.27 per share

Tom Ray, CoreSite’s Chief Executive Officer, commented, “During the fourth quarter we made measurable progress across key objectives. We executed strong sales across our customer verticals and platform, signing new and expansion agreements for turn-key data center (“TKD”) capacity reflecting $8.4 million in annualized GAAP rent plus a pre lease to construct a powered-shell building on our Santa Clara campus. While we typically do not enter into large powered-shell leases, we were pleased to leverage off of an existing land holding to serve a strategic customer and further strengthen our Santa Clara campus as a key North American network and cloud hub.”

“We were also pleased to execute upon our first preferred stock offering and recast our line of credit, creating the liquidity to fund our near-term growth objectives,” Mr. Ray continued.  “Related, to date in 2013, we acquired a land site to support the development of our NY2 data center in the New York region.  We continue to be encouraged by CoreSite’s growth opportunities and our vertical sales and marketing model is gaining momentum. Further, we believe that our platform is increasingly well-positioned to serve performance-sensitive applications and enable our customers to scale their businesses and increase profitability.”

Financial Results

CoreSite reported FFO of $19.7 million attributable to dilutive shares and units for the three months ended December 31, 2012, an increase of 5.7% on a sequential quarter basis and a 25.0% increase over the same quarter of the prior year. On a per diluted share and unit basis, FFO was $0.42 for the three months ended December 31, 2012, as compared to $0.34 per diluted share and unit for the three months ended December 31, 2011.  Total operating revenue for the three months ended December 31, 2012 was $55.3 million, a 2.8% increase on a sequential-quarter basis and a 20.0% increase over the same quarter of the prior year.  The company reported net income for the three months ended December 31, 2012 of $4.6 million, and net income attributable to common shares of $1.9 million, or $0.09 per diluted share.

Sales Activity

Fourth-quarter lease commencements totaled 21,372 NRSF and $2.9 million of annualized GAAP rent at a weighted average GAAP rental rate of $137 per NRSF.

The fourth quarter rental churn rate was 2.1%. Rental churn is calculated based on the annualized rental revenue of leases terminated in the period compared with total annualized rental revenue at the beginning of the period. We signed renewals with a weighted average GAAP rate of $140 per NRSF, reflecting rent growth increases of 11.7% on a cash basis and 15.6% on a GAAP basis. The $140 per foot renewal rental rate includes the renewal of a lower powered, 9,127 NRSF private suite. Excluding that suite, the renewal rental rate was $158 per square foot.

Sales activity in the fourth quarter of 2012 reflects the company’s realignment to a vertical selling model and targeted business strategy. New and expansion data center leases executed in the quarter represent $11.6 million of annualized GAAP rent and 156,704 NRSF. These results include a 101,250 NRSF build-to-suit powered shell lease for a valued and strategic customer at the company’s Santa Clara Campus.  TKD bookings totaled $8.4 million, comprised of 55,454 NRSF with a weighted average GAAP rate of $151 per NRSF. Included in our TKD sales is a strategic network-anchor agreement in our Chicago facility reflecting discounted rent on an application that we believe will drive material growth in cross connections over time. Excluding this agreement, our weighted average GAAP rent on TKD sales was $162 per NRSF.

Development and Acquisition Activity

The company’s recent development and acquisition activities further strengthened the company’s platform.  On February 7, 2013, CoreSite acquired a 283,000 square-foot building (“NY2”) on 10 acres of land in Secaucus, New Jersey, and will offer up to 18 critical megawatts of capacity and the flexibility to grow with market demand. CoreSite expects to invest $65.0 million to acquire the facility, develop the powered shell, and complete the initial phase of development consisting of 65,000 square feet of leasable space. The Company anticipates offering turn-key data center space in this facility by the end of the fourth quarter of 2013. This is in addition to the company’s expansion in Northern Virginia and the Santa Clara campus as previously announced.

CoreSite had 94,650 NRSF of data center space at four key locations under construction as of December 31, 2012. As of the end of the fourth quarter, the Company had incurred $37.0 million of the estimated $50.7 million required to complete the projects.

Balance Sheet and Liquidity

As of December 31, 2012, CoreSite had $59.8 million of total long-term debt equal to 4.1% of total enterprise value and equal to 0.6x annualized adjusted EBITDA for the quarter ended December 31, 2012.

During the fourth quarter of 2012, CoreSite completed a public offering of 4,600,000 shares of 7.25% Series A Cumulative Redeemable Preferred Stock at a price of $25.00 per share for net proceeds of approximately $110.6 million, after deducting underwriting discounts and commissions and expenses.  At December 31, 2012, CoreSite had $174.8 million of total long-term debt and preferred stock equal to 11.9% of total enterprise value and equal to 1.8x annualized adjusted EBITDA for the quarter ended December 31, 2012.

At quarter end, CoreSite had $8.1 million of cash available on its balance sheet. On January 3, 2013 CoreSite amended and restated its revolving credit facility, which was scheduled to mature on December 15, 2014.  The new credit facility is unsecured compared to the prior facility, which was secured by five assets, and the borrowing capacity was increased from $225.0 million to $355.0 million.  The facility has a five-year term through January 2018, including a one-year extension option. On January 3, 2013, the company had $346.5 million of available capacity under its revolving credit facility.

Dividend

On November 26, 2012, CoreSite announced a dividend of $0.27 per share of common stock and common stock equivalents for the fourth quarter of 2012. This dividend represented a $0.09 per share, or 50%, increase from the previous quarterly dividend rate of $0.18 per share.  The dividend was paid on January 15, 2013 to shareholders of record on December 31, 2012.

2013 Guidance

The annual guidance provided below and on page 21 of the supplemental represents forward-looking projections, which are based on current economic conditions, internal assumptions about our existing customer base and the supply and demand dynamics of the markets in which CoreSite operates. Further, the guidance does not include the impact of any future financing, investment or disposition activities.

The company is introducing its 2013 guidance of FFO per diluted share and unit in the range of $1.72 to $1.82.

In addition, the company’s estimate of the net income attributable to common shares is $0.37 to $0.47 per diluted share, with the difference between FFO and net income being real estate depreciation and amortization.

Conference Call Details

The company will host a conference call on February 22 at 12:00 p.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

The call will be accessible by dialing +1-877-407-3982 (domestic) or +1-201-493-6780 (international).  A replay will be available until March 1, 2013 and can be accessed shortly after the call by dialing +1-877-870-5176 (domestic) or +1-858-384-5517 (international).  The passcode for the replay is 407943.

The quarterly conference call also will be offered as a simultaneous webcast, accessible by visiting www.coresite.com and clicking on the “Investors” tab.  An on-line replay will be available for a limited time immediately following the call.

Facility Names

CoreSite revised the names of its facilities.  The chart below lists the new name for each facility, as well as its corresponding prior name.

New Property Name	Previous Property Name
BO1	70 Innerbelt
CH1	427 S. LaSalle
DC1	1275 K Street
DE1	910 15th Street
DE2	639 E. 18th Avenue
One Wilshire Campus
- LA1	One Wilshire
- LA2	900 N. Alameda
MI1	2115 NW 22nd Street
NY1	32 Avenue of the Americas
NY2	Secaucus, NJ
SV1	55 S. Market
SV2	1656 McCarthy
Santa Clara Campus
- SV3	2901 Coronado
- SV4	2972 Stender
- SV5	2900 Stender
VA1 & VA2	12100 Sunrise Valley

Reconciliations of Non-GAAP Financial Measures

Financial and operating measures found in this Earnings Release and the Q4 Supplemental Financial Report include certain measures used by CoreSite management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP.  These measures are defined in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.

About CoreSite

CoreSite Realty Corporation (NYSE: COR) is the data center provider chosen by more than 750 of the world’s leading carriers and mobile operators, content and cloud providers, media and entertainment companies, and global enterprises to run their performance-sensitive applications and to connect and do business. CoreSite propels customer growth and long-term competitive advantage through the CoreSite Mesh by connecting the Internet, private networking, mobility, and cloud communities within and across its 14 high-performance data center campuses in nine markets in North America. With direct access to 275+ carriers and ISPs, over 180 leading cloud and IT service providers, inter-site connectivity, and the nation’s first Open Cloud Exchange that provides access to thousands of lit buildings and multiple key cloud on-ramps, CoreSite provides easy, efficient and valuable gateways to global business opportunities. For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

+1 303.222.7276

InvestorRelations@CoreSite.com

CoreSite Media Contact

Jeannie Zaemes | CoreSite Marketing Senior Director

+1 720.446.2006 | +1 866.777.CORE

Jeannie.Zaemes@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet

(in thousands, except per share data)

	December 31, 2012	December 31, 2011
Assets:
Investments in real estate:
Land	$85,868	$84,738
Building and building improvements	593,020	499,717
Leasehold improvements	85,907	81,057
	764,795	665,512
Less: Accumulated depreciation and amortization	(104,490)	(64,428)
Net investment in operating properties	660,305	601,084
Construction in progress	61,328	73,084
Net investments in real estate	721,633	674,168
Cash and cash equivalents	8,130	6,628
Restricted cash	468	9,291
Accounts and other receivables, net	9,901	6,562
Lease intangibles, net	19,453	36,643
Goodwill	41,191	41,191
Other assets	44,556	33,743
Total assets	$845,332	$808,226

Liabilities and equity:
Liabilities
Revolving credit facility	$—	$5,000
Mortgage loans payable	59,750	116,864
Accounts payable and accrued expenses	50,624	38,822
Deferred rent payable	4,329	3,535
Acquired below-market lease contracts, net	8,539	11,872
Prepaid rent and other liabilities	11,317	11,946
Total liabilities	134,559	188,039

Stockholders’ equity
Series A cumulative preferred stock	115,000	—
Common stock, par value $0.01	207	204
Additional paid-in capital	259,009	256,183
Accumulated other comprehensive income (loss)	—	(34)
Accumulated deficit	(35,987)	(23,545)
Total stockholders’ equity	338,229	232,808
Noncontrolling interests	372,544	387,379
Total equity	710,773	620,187
Total liabilities and equity	$845,332	$808,226

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended:
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Operating revenues:
Rental revenue	$31,979	$31,461	$30,464	$29,493	$29,064
Power revenue	14,119	14,204	12,910	12,330	11,411
Interconnection revenue	6,155	5,955	5,244	3,533	3,273
Tenant reimbursement and other	2,999	2,142	2,018	1,928	2,281
Total operating revenues	55,252	53,762	50,636	47,284	46,029
Operating expenses:
Property operating and maintenance	15,206	16,360	15,274	14,395	15,063
Real estate taxes and insurance	2,461	2,158	2,132	2,014	2,064
Depreciation and amortization	16,336	16,583	15,947	15,461	15,743
Sales and marketing	3,389	2,231	2,581	2,129	1,619
General and administrative	7,133	6,389	6,036	6,352	5,880
Rent	4,754	4,689	4,691	4,577	4,588
Transaction costs	37	293	161	122	—
Total operating expenses	49,316	48,703	46,822	45,050	44,957
Operating income	5,936	5,059	3,814	2,234	1,072
Interest income	1	5	5	2	2
Interest expense	(1,314)	(1,595)	(1,309)	(1,018)	(838)
Income before income taxes	4,623	3,469	2,510	1,218	236
Income tax (expense) benefit	(45)	(522)	(662)	125	226
Net income	4,578	2,947	1,848	1,343	462
Net income attributable to noncontrolling interests	2,276	1,627	1,022	743	283
Net income attributable to CoreSite Realty Corporation	2,302	1,320	826	600	179
Preferred dividends	(440)	—	—	—	—
Net income attributable to common shares	$1,862	$1,320	$826	$600	$179
Net income per share attributable to common shares:
Basic	$0.09	$0.06	$0.04	$0.03	$0.01
Diluted	$0.09	$0.06	$0.04	$0.03	$0.01
Weighted average common shares outstanding:
Basic	20,607,119	20,554,893	20,532,930	20,455,875	19,988,150
Diluted	21,036,794	21,027,635	20,914,686	20,694,855	20,082,003

Reconciliation of net income to funds from operations (FFO):

(in thousands, except per share data)

	Three Months Ended:
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Net income	$4,578	$2,947	$1,848	$1,343	$462
Real estate depreciation and amortization	15,566	15,689	15,437	15,008	15,307
FFO	$20,144	$18,636	$17,285	$16,351	$15,769
Preferred stock dividends	(440)	—	—	—	—
FFO available to common shareholders and OP unitholders	$19,704	$18,636	$17,285	$16,351	$15,769
Weighted average common shares and OP units outstanding - diluted	46,390,503	46,374,440	46,260,783	46,039,937	45,862,220
FFO per common share and OP unit - diluted	$0.42	$0.40	$0.37	$0.36	$0.34

CoreSite Realty Corporation considers FFO to be a supplemental measure of performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. The company calculates FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

The company offers this measure because management recognizes that FFO will be used by investors as a basis to compare operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of the properties, all of which have real economic effect and could materially impact financial condition and results from operations, the utility of FFO as a measure of performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund cash needs, including the ability to pay dividends or make distributions. In addition, the company’s calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently. Investors in the company’s securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of net income to earnings before interest, taxes, depreciation and amortization (EBITDA):

	Three Months Ended:
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Net income	$4,578	$2,947	$1,848	$1,343	$462
Adjustments:
Interest expense, net of interest income	1,313	1,590	1,304	1,016	836
Income taxes	45	522	662	(125)	(226)
Depreciation and amortization	16,336	16,583	15,947	15,461	15,743
EBITDA	$22,272	$21,642	$19,761	$17,695	$16,815
Non-cash compensation	1,568	1,556	1,779	747	693
Transaction costs / litigation settlement expenses	328	293	161	1,572	—
Adjusted EBITDA	$24,168	$23,491	$21,701	$20,014	$17,508

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The company calculates adjusted EBITDA by adding non-cash compensation expense, transaction costs and litigation settlement expense to EBITDA as well as adjusting for the impact of gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of the company’s ability to incur and service debt. In addition, management considers EBITDA and adjusted EBITDA to be appropriate supplemental measures of the company’s performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.